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<FILENAME>phar2-2002.txt







                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. )


                              PHARMANETICS, INC.
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                                (Name of Issuer)


                                 COMMON STOCK
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                         (Title of Class of Securities)


                                   71713J107
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                                 (CUSIP Number)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 71713J107                      13G               Page 2 of 5
=======================================================================

1. Name of Reporting Persons/I.R.S. Identification Nos. of Above persons (Entities Only)

                         Davenport & Company LLC
                         54-1835842

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2.    Check the Appropriate Box if a Member of a Group (See Instructions)
    (a) [_]
    (b) [x]

3.    SEC Use Only


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4.    Citizenship or Place of Organization

      Virginia Limited Liability Company

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                    (5)      SOLE VOTING POWER

     NUMBER OF                592,885

      SHARES       ----------------------------------------------------
                    (6)   SHARED VOTING POWER
   BENEFICIALLY
                               284,048
     OWNED BY
                   ----------------------------------------------------
       EACH         (7)   SOLE DISPOSITIVE POWER

    REPORTING                 592,885

      PERSON       ----------------------------------------------------
                    (8)   SHARED DISPOSITIVE POWER
       WITH
                               284,048
----------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                                   876,933

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                            [_]

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
CUSIP NO. 71713J107                   13G                   Page 3 of 5

11)   Percent of Class Represented by Amount in Row (9)

                                      9.23%
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12)   Type Of Reporting Person (See Instructions)
                                      BD,IA
=======================================================================
Item 1

     (a) Name of Issuer:

                         PHARMANETICS, INC.

     (b) Address of Issuer's Principal Executive Offices:

                         5301 Departure Drive
                          Raleigh, NC 27616

Item 2

     (a) Name of Person Filing:

                         Davenport & Company LLC

     (b) Address of Principal Business Office or, if none, Residence:

                         901 E. Cary St., Suite 1100
                             Richmond, VA 23219

     (c) Citizenship:  VA LLC

     (d) Title of Class of Securities: Common Stock

     (e) CUSIP Number: 7173J107

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

(a) [x]  Broker or dealer registered under section 15 of the Exchange Act;
(b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act;
(c) [_]  Insurance company as defined in section 3(a)(19) of the Exchange
	 Act;
(d) [_] Investment company registered under section 8 of the Investment Company Act;
(e) [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;



CUSIP NO. 71713J107                   13G                   Page 4 of 5
=======================================================================

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company Act;
     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. []

Item 4. Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    876,933

     (b)  Percent of class:             9.23%

     (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:
                                        592,885

         (ii)  shared power to vote or to direct the vote:
                                        284,048

         (iii) sole power to dispose or to direct the disposition of:
                                        592,885

         (iv)  shared power to dispose or to direct the disposition of:
                                        284,048

Item 5.  Ownership of Five Percent or Less of a Class:
                                   Not applicable
Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

THE 876,933 SHARES REPORTED AS BEING HELD WITH SHARED VOTING OR SHARED DISPOSITIVE POWER ARE HELD BY (1) FIFTY CUSTOMER ACCOUNTS OF DAVENPORT & COMPANY LLC THAT HAVE GIVEN CERTAIN DISCRETIONARY AUTHORIZATIONS TO CERTAIN REGISTERED REPRESENTATIVES OF DAVENPORT WITH RESPECT TO THE MANAGEMENT OF THE INVESTMENT ACCOUNTS IN THE ORDINARY COURSE OF BUSINESS, AND (2) ONE HUNDRED SIXTY-SEVEN ACCOUNTS BELONGING TO INDIVIDUALS WHO ARE EITHER REGISTERED REPRESENTATIVES OF DAVENPORT OR MEMBERS OF THEIR IMMEDIATE FAMILY AS PART OF THEIR RESPECTIVE PERSONAL INVESTMENT PORTFOLIOS. NO ONE INDIVIDUAL OR ACCOUNT HOLDS 5% OR MORE OF THE OUTSTANDING VOTING SECURITIES OF THE ISSUER IN QUESTION AND NO ONE IS ACTING IN CONCERT WITH RESPECT TO SUCH INVESTMENTS AND EACH HAS SPECIFICALLY DISCLAIMED BOTH BENEFICIAL OWNERSHIP IN ANY OF SUCH OTHER INDIVIDUAL'S SECURITIES AND THE EXISTENCE OF A GROUP. DAVENPORT ALSO HAS SPECIFICALLY DISCLAIMED BOTH BENEFICIAL OWNERSHIP IN ANY OF SUCH INDIVIDUAL'S SECURITIES AND THE EXISTENCE OF A GROUP.


CUSIP NO. 71713J107                    13G               Page 5 of 5
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                   Not applicable

Item 8.  Identification and Classification of Members of the Group:
                                   Not applicable

Item 9.  Notice of Dissolution of a Group:
                                   Not applicable

Item 10. Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002


                                             /s/ J. Lee Keiger, III
                                       --------------------
				               J. Lee Keiger, III